[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.13

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), effective as August 1, 2006 (the “Effective Date”), is made and entered into by and between Codexis Laboratories India Private Limited, a corporation organized and existing under the laws of India and having a place of business at G-01, Prestige Loka, 7/1 Brunton Road, Bangalore – 560 025, India (“Codexis”), and Arch Pharmalabs Limited, a corporation organized and existing under the laws of India and having a place of business at H wing, 4th Floor, Tex Centre, Chandivali, Mumbai, 400072, India (“Arch”). Codexis and Arch each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Arch has expertise and facilities for the manufacture of bulk pharmaceutical chemicals, including without limitation the manufacture of [*], also known as TBIN, from [*], also known as hydroxynitrile, by chemical synthetic routes; and

WHEREAS, Codexis would like Arch to manufacture and supply TBIN at the behest of Codexis.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms are defined as indicated:

1.1 “Affiliate” shall mean any entity that is controlled by, controls, or is under common control with a Party, as the case may be. For purposes of this Section 1.1, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise). Notwithstanding anything to the contrary, for purposes of this Agreement, Maxygen, Inc. shall not be considered, or deemed to be, an Affiliate of Codexis.

1.2 “Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.3 “Certificate of Analysis” shall mean a certificate of analysis with respect to each batch of Product in a form to be mutually agreed upon by the Parties demonstrating compliance of the Product of such batch to the Specification.

1.4 “Certificate of Compliance” shall mean a certificate of compliance with respect to each batch of Product in a form to be mutually agreed upon by the Parties demonstrating that such batch was manufactured in accordance with cGMP and the requirements of this Agreement.

1.5 “cGMP” shall mean the current Good Manufacturing Practices regulations and implementing guidelines and General Biological Products Standards promulgated by the FDA and published at 21 CFR §§ 210, 211 and 610, as such regulations may be amended from time to time, and by the European Commission as set out in Directive 91/356 EEC of the Commission of the European Communities as may be amended from time to time and all relevant foreign equivalents, to the extent such regulations apply to “API intermediates” as defined in QA7 of the Quality Guidelines of the International Conference on Harmonization.

1.6 “Codexis Enzyme” shall mean any proprietary enzymes supplied by or on behalf of Codexis to Arch.

1.7 “Compound” shall mean [*], also known as TBIN.

1.8 “Confidential Information” shall mean any information of a confidential and proprietary nature disclosed by a Party to the other Party in written form marked “confidential,” or in oral form if summarized in a writing marked “confidential” and delivered to the receiving Party within thirty (30) days after such oral disclosure. For purposes of this Agreement, the Codexis Enzyme shall be deemed to be Confidential Information of Codexis.

1.9 “Direct Manufacturing Costs” shall have the meaning set forth on Exhibit A.

1.10 “FDA” shall mean the U.S. Food and Drug Administration and any successor agency.

1.11 “GAAP” shall mean U.S. generally accepted accounting principles, consistently applied, as in effect from time to time.

1.12 “Governmental Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body.

1.13 “Initial Period Manufacturing Costs” shall have the meaning set forth on Exhibit B.

1.14 “Manufacturing Facility” shall mean Arch’s facility located at Vitalife Laboratories (a division of Arch), Village Patheri, Bilaspur-Tauru Road, Distt & Tehsil Gurgaon-Haryana, India.

1.15 “Material” shall mean [*], also known as hydroxynitrile.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.16 “Product” shall mean Compound manufactured using the Codexis Enzyme.

1.17 “Specification” shall mean the specifications for identity, purity and quality of the Product agreed upon by the Parties in writing prior to the Effective Date, which may be updated from time to time in a writing signed by both Parties.

1.18 “Term” shall have the meaning set forth in Section 10.1.

1.19 “Third Party” shall mean any party other than a Party or an Affiliate of any Party.

2.	MATERIAL SUPPLY

2.1 Material Supply. For the purpose of manufacturing Product:

2.1.1 Prior to the date on which Arch achieves commercial scale production of Material, Arch may purchase from Codexis, and Codexis shall supply to Arch in accordance with the terms of a purchase order received from Arch, a quantity of Material sufficient to enable Arch to fulfill Codexis’ orders for Product, at a fee payable in Rupees in an amount equal to [*] for each kilogram of Material. The timing and delivery of such supply by Codexis shall be consistent with the Rolling Requirement Forecast, as defined in Section 3.3.

2.1.2 The Parties intend to enter into a Technology Transfer and Manufacturing Agreement with respect to the manufacture of Material (the “HN Agreement”). After the date on which Arch achieves commercial scale production of Material pursuant to the terms of the HN Agreement, Arch shall use only Material manufactured by Arch in accordance with the terms of the HN Agreement, and shall use no other Material, in the production of Product.

3.	PRODUCT SUPPLY

3.1 Manufacture and Supply. Arch shall manufacture and supply Product to Codexis or its designee in strict accordance with the Specification, cGMP, and Applicable Law.

3.2 Technical Supervision. During the Term, Codexis shall have the right, but not the obligation, to have at least one (1) employee of Codexis or its Affiliate present at the Manufacturing Facility in order to observe Arch’s activities under this Agreement.

3.3 Rolling Requirement Forecasts. Prior to the beginning of each calendar month (M1) during the Term, Codexis shall provide Arch with a written forecast of Codexis’ expected requirements for Product during the following twenty-four (24) months broken down by months (M1–M24), and which shall include projected order dates, quantities, and shipping dates (“Rolling Requirement Forecast”). In each Rolling Requirement Forecast, the terms set forth for (a) the first three (3) months (months M1–M3) shall be firm orders binding on Codexis; provided that Codexis shall have the right to increase or decrease the firm order for month M3 by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

twenty percent (20%) in the subsequent Rolling Requirement Forecast; and (b) the subsequent twenty-one (21) months (months M4–M24) shall be non-binding estimates. In the event Codexis requests additional quantity of Product in excess of the amount set forth for the first two (2) months, or in excess of twenty percent (20%) more than the amount set forth for the third (3rd) month, of the Rolling Requirement Forecast, Arch shall use commercially reasonable efforts to deliver such quantities and shall promptly provide Codexis written notice in the event that Arch will not able to delivery such quantities.

3.4 Purchase Orders. Products shall be ordered by Codexis by written or electronic purchase order (or by any other means agreed by the Parties), in a form to be mutually agreed by the Parties (“Purchase Order”). Arch shall deliver to Codexis, or a Third Party designated by Codexis, the amount of Product specified in each Purchase Order no later than the dates specified therein; provided that Arch shall not be required to deliver such amount prior to ninety (90) days after receiving such Purchase Order. The initial Purchase Order of Product by Codexis shall be provided before or with the initial Rolling Requirement Forecast. Prior to the beginning of each month, but at least ninety (90) days prior to the earliest desired date of delivery, Codexis shall place binding Purchase Orders for Product consistent with the Rolling Requirement Forecast.

3.5 Conflicts. Except as expressly set forth in Section 4.2, to the extent that there is any conflict or inconsistency between this Agreement and any Rolling Requirement Forecast, Purchase Order, or any other document pertaining to the manufacture or supply of Product, the terms of this Agreement shall govern.

3.6 Manufacturing Location. All Product shall be manufactured at and supplied from the Manufacturing Facility, and Arch shall not, without Codexis’ prior written consent, manufacture Product at or supply Product from any facility other than the Manufacturing Facility.

3.7 Delivery of Product. All Product shall be shipped by Arch, at Arch’s expense, by air, or as otherwise directed by Codexis, to a location designated in writing by Codexis. The Parties shall cooperate in selecting appropriate carriers, and title and risk of loss shall pass to Codexis or its designee upon delivery by Arch to Codexis or its designee, as applicable. Arch shall ship Product under appropriate packaging and storage conditions, including, for example, using Envirotainers or similar temperature-control equipment for international shipments. All Product delivered by Arch hereunder shall have been manufactured no more than [*] prior to the date of delivery of such Product and all such deliveries shall be in whole batch increments.

3.8 Inspection of Product. Arch shall test and inspect all Product before shipment thereof for compliance with the Specification. Upon receipt of each shipment of Product, Codexis, or a Third Party designated by Codexis, shall test and inspect such Product for compliance with the Specification and Purchase Orders. Acceptance by Codexis of all or part of each shipment of Product delivered by Arch shall be subject to compliance of Product with the Specification as determined by such acceptance inspection. Codexis shall inform Arch of the result of the acceptance inspection including the judgment of acceptance or rejection of all or part of a shipment in writing within [*] after the receipt of such shipment of Product. If Codexis fails to notify Arch of a rejection within such [*] period, the shipment of Product shall be deemed accepted by Codexis.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.9 Replacement of Defective Product. In the event that Arch receives a notice of rejection from Codexis, Arch shall, at its sole expense, replace any shipment or portion thereof of such rejected Product within [*] after receiving Codexis’ written notice of rejection. Codexis shall keep such defective Products at its premises until Arch’s instruction for return or otherwise disposal of such defective Products. Notwithstanding anything to the contrary, Arch shall have no obligation to replace any shipment of Product or part thereof pursuant to this Section 3.9 in the event Arch can establish that such defect occurred after receipt of such shipment of Product by Codexis or a Third Party designated by Codexis.

3.10 Disputes. If Arch disputes Codexis’ right to reject all or part of shipment of any Product as set forth in Section 3.8, Arch shall notify Codexis within [*] after such rejection. Such dispute shall be resolved by a Third Party, the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably delayed by either Party. The determination of such Third Party with respect to all or part of any shipment of Product shall be final and binding upon the Parties, but only as to the reasons given by Codexis in rejecting the shipment or part thereof and shall have no effect on any matter for which such Third Party did not make a determination. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything in this Section 3.10, Arch shall continue delivering Product pursuant to this Agreement during the dispute resolution process set forth in this Section 3.10.

3.11 Documentation. Unless otherwise agreed in writing by the Parties, each delivery of Product shall include a Certificate of Analysis and a Certificate of Compliance. In addition, Arch shall provide copies of such certificates directly to Codexis. Arch shall make available to Codexis and/or its Third Party customers (a) a completed batch record for each batch of Product delivered hereunder, (b) records demonstrating appropriate transportation conditions for each shipment of Product in accordance with Section 3.7, and (c) any and all invoices and documents evidencing delivery of product under the Indian Excise and VAT legislation required for Codexis and/or its Third Party customers to become entitled to the credit of taxes paid under such legislation, which can be offset against the output tax liability of Codexis and/or its Third Party customers.

3.12 Failure to Supply Product. In the event that Arch fails to deliver at least [*] of the amount of Product set forth in a particular Purchase Order in accordance with the terms of such Purchase Order, Codexis shall have the right to take any and all steps necessary to cover, at the sole cost and expense of Arch, any such shortfall in the supply of Product and to modify any then-outstanding Purchase Orders without penalty. Notwithstanding the foregoing, Arch acknowledges and agrees that (a) any failure by Arch to deliver at least [*] of the amount of Product set forth in a particular Purchase Order in accordance with the terms of such Purchase Order shall constitute a material breach of this Agreement by Arch, and (b) Codexis’ rights pursuant to this Section 3.12 shall not limit any other rights of Codexis hereunder, including without limitation Codexis’ right to terminate this Agreement pursuant to Section 10.4.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	CHANGES AND QUALITY CONTROL

4.1 Changes. Arch shall not make any change or alteration in the Specification or in the process for the manufacture of Product (“Change”) without Codexis’ prior written consent.

4.1.1 In the event that Arch requests a Change and Codexis consents to such Change, Arch shall bear the costs associated with implementing such Change, including without limitation any costs incurred in connection with testing such Change by Codexis or any Third Party laboratory designated by Codexis.

4.1.2 In the event that Codexis requests a Change, Codexis shall bear the costs associated with such Change, including without limitation any costs incurred in connection with testing such Change by any Third Party laboratory

4.2 Manufacturing Standards and Procedures. As soon as practicable after the Effective Date, the Parties will enter into a separate quality agreement (“Quality Agreement”) which will address, among other things, mechanisms to ensure compliance, additional audit rights, and maintenance of records. In the event of a conflict specific to an issue of quality between the provisions of the Quality Agreement and any provisions of this Agreement, the provisions of the Quality Agreement shall govern; otherwise, the provisions of this Agreement shall govern. The Quality Agreement may be amended from time to time by written mutual consent of the Parties in the light of changing regulatory requirements or other circumstances. Arch shall adopt and maintain quality assurance procedures and perform quality control tests designed to ensure that all Product manufactured under this Agreement conforms to and is manufactured in accordance with the Quality Agreement.

4.3 Inspections of Manufacturing Facility.

4.3.1 Inspection by Codexis. Representatives of Codexis (a) shall upon Codexis’ request be permitted to review Arch’s QA Procedures and (b) may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the Manufacturing Facility; provided that such audit shall not extend beyond [*] and, unless deficiencies are discovered during any such audit, shall not be conducted more than [*] per calendar year. Arch shall permit representatives of Codexis to inspect the Manufacturing Facility to verify that the Product is being manufactured and supplied in accordance with the Specification, cGMP, and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection. Manufacturing Facility visits by Codexis shall be conducted during normal business hours on not less than [*] advance written notice.

4.3.2 Inspections by Third Party Customers of Codexis. Representatives of Codexis’ Third Party customers for Product may, during normal business hours and with reasonable advance notice, conduct a supplier audit of the Manufacturing Facility; provided that each such audit shall not extend beyond [*] and, unless deficiencies are discovered during any such audit, shall not be conducted more than once by any particular Third Party customer in a particular calendar year. Arch shall permit such representatives to inspect the Manufacturing Facility to verify that the Product is being manufactured and supplied in accordance with the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Specification, cGMP, and Applicable Law. Arch shall promptly remedy or cause the remedy of any deficiencies that may be noted in any such inspection. Manufacturing Facility visits pursuant to this Section 4.3.2 shall be conducted during normal business hours on not less than [*] advance written notice.

4.3.3 Inspection by Governmental Authority. Arch agrees to provide access for Governmental Authority representatives to its facilities, including without limitation the Manufacturing Facility, for inspection at any time. Arch shall fully cooperate with any such inspection and, within [*], shall provide Codexis with copies of all correspondence to and from any Governmental Authorities in connection with any such inspection, including without limitation any formal reports.

5.	PAYMENTS

5.1 Product Transfer Fee – Initial Period. In exchange for the supply of Product manufactured by Arch to Codexis under this Agreement, beginning on the Effective Date and continuing until the fifth (5th) anniversary of the Effective Date (the “Initial Period”), Codexis shall pay to Arch a transfer fee, for Product supplied during the Initial Period, in accordance with this Section 5.1. For clarity, payments for Product supplied on or after the fifth (5th) anniversary of the Effective Date shall be determined in accordance with Section 5.2.

5.1.1 Initial Period Manufacturing Costs. Codexis shall pay to Arch an amount equal to the [*] of (a) an amount equal to [*] or (b) the Initial Period Manufacturing Costs incurred by Arch with respect to such Product. Codexis shall determine such Initial Period Manufacturing Costs for each invoice submitted and, based on such determination, make the appropriate payment under this Section 5.1.1 to Arch on an invoice-by-invoice basis.

5.1.2 Profit Share. Codexis shall pay to Arch [*] of the Profits earned on sale of Product by Codexis during the Initial Period. For purposes of this Section 5.1.2, “Profit” shall mean an amount equal to Net Sales minus the Initial Period Manufacturing Costs, and “Net Sales” shall mean the gross amounts invoiced by Codexis or its Affiliates for sales of Product to Third Parties during the Initial Period less the following unreimbursed, noncredited, or nonrefunded deductions with respect thereto, determined in accordance with GAAP and calculated in Indian Rupees and to the extent such amounts have not already been deducted from the amount invoiced: (a) amounts actually allowed as volume or quantity discounts; (b) sales, excise, turnover, value added taxes (VAT), and other taxes related to sale of Product; (c) credits or allowances actually granted for damaged Product, returns or rejections of Product, price adjustments, and billing errors; (d) commissions allowed or paid to Third Parties, including without limitation distributors, brokers, or agents, other than sales personnel, sales representatives, and sales agents employed by Codexis; (e) the actual amount of any write-offs for bad debt directly relating to sales of Product; and (f) all other expenses, including without limitation storage, transportation, and insurance charges. Notwithstanding the foregoing, for purposes of clarification, in the event that the Initial Period Manufacturing Costs equal or exceed the Net Sales for a given sale of Product, the Profit for such sale shall be deemed to be zero.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Product Transfer Fee – After Initial Period. In exchange for the supply of Product manufactured by Arch to Codexis under this Agreement, beginning on the fifth (5th) anniversary of the Effective Date and continuing until expiration or termination of this Agreement, Codexis shall pay to Arch a transfer fee, for Product supplied during such period, based on the aggregate amount of Product supplied to Codexis in a calendar year, such fee to equal [*]. Such transfer fee for Product for such calendar year shall be based on the forecast of the aggregate amount of Product to be supplied by Codexis in such calendar year in accordance with the most recent Rolling Forecast Requirement for such calendar year; provided that the Parties will reconcile any difference between the transfer fee actually paid based on such forecasts and the fee due based on the actual amount of Product supplied in such calendar year no later than January 31st of the following year. Notwithstanding the foregoing, such transfer fee shall not exceed the amounts set forth in Table 1, below. For clarity, payments for Product supplied during the Initial Period shall be determined in accordance with Section 5.1.

Table 1
Amount of Product supplied per calendar year (in [*])	Fee per [*] of Product (in U.S. dollars)
Less than or equal to [*]	[*]

Greater than [*] and less than or equal to [*]	[*]

Greater than [*] and less than or equal to [*]	[*]

Greater than [*]	[*]

For purposes of illustration, in the event Arch receives firm orders from Codexis for an aggregate of [*] of Product for delivery in the first calendar year after the Initial Period, Codexis shall pay Arch an aggregate transfer fee for such Product equal to [*], such fee comprised of a transfer fee of [*] of Product (unless the [*], in which case the transfer fee for such Product shall equal [*]).

5.3 Reports. Within [*] after [*], Arch shall deliver to Codexis a report setting forth in reasonable detail the average Initial Period Manufacturing Cost or Direct Manufacturing Cost, as applicable, incurred by Arch during the previous quarter. Such Initial Period Manufacturing Cost or Direct Manufacturing Cost, as applicable, shall serve as the basis for the calculation of the payments owed by Codexis to Arch pursuant to Section 5.1 or Section 5.2, as applicable, in [*].

5.4 General Payment Terms. All payments made under this Agreement shall be made in Indian Rupees, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by the Party entitled to such payment. For purposes of calculating the exchange rate, the Parties shall use the Cross Currency rates as published in the Economic Times of India on the first market day after the date of invoice. Payments pursuant to Section 2.1.1, Section 5.1, and Section 5.2 shall be due and payable [*] after the date of the relevant invoice delivered to Arch by Codexis or its Affiliates.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.5 Taxes and Duties.

5.5.1 Arch shall be solely and exclusively liable for payment of all taxes, duties and levies and any interest or penalties relating thereto, including Central Excise Duty, if any, on or in connection with the manufacture and subsequent sale to Codexis and/or its designees, of the Product sold by it under and in accordance with this Agreement and Codexis and/or its designees shall in no event be liable or responsible thereof. Arch shall be responsible for all compliance requirements under the applicable law in this respect.

5.5.2 Arch will claim CENVAT on all the materials/services, wherever applicable and any benefit which may be available to or obtained by Arch pertaining to CENVAT or otherwise shall be passed on to Codexis.

5.5.3 It is agreed that if any claim or dispute or litigation is raised by the Excise authorities or any other authorities in relation to the Product, Arch shall contest such claim, dispute, fine and penalty or pursue any proceedings at its own cost. Any and all liability that may arise on that account shall be borne only by Arch.

5.5.4 Any duty, tax or VAT liability that may arise in the future from disputes with the Indian Government authorities in respect of positions taken by Arch for distribution or any other disposition of the Product shall be borne by Arch.

5.6 Late Payment Interest. Any payment due and payable under the terms and conditions of this Agreement made after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to the prime rate as reported by Federal Reserve Bank of New York, located in New York, New York, United States of America, as of the date such payment was due and payable.

5.7 Audit Rights. Arch shall permit Codexis to have access, during regular business hours and upon at least ten (10) days’ written notice, to Arch’s records and books, to the extent necessary to (a) determine the accuracy of Initial Period Manufacturing Costs or Direct Manufacturing Costs, as applicable, reported by Arch within the three (3) year period immediately preceding such an audit and (b) verify that Arch has not sold or transferred any Product or Codexis Enzymes to any Third Party in violation of the terms and conditions of this Agreement. If such examination results in a determination that Initial Period Manufacturing Costs or Direct Manufacturing Costs, as applicable, have been overstated leading to any overpayment by Codexis to Arch, such overpayments shall be promptly refunded plus interest in accordance with Section 5.5. If such examination reveals that Arch has sold or transferred Product and/or Codexis Enzyme to any Third Party in violation of the terms and conditions of this Agreement, Codexis shall have the right to terminate this Agreement pursuant to Section 10.4.2. The fees and expenses of such accountant shall be paid by Codexis, unless the examination results in a determination that (i) Initial Period Manufacturing Costs or Direct Manufacturing Costs, as applicable, have been overstated, or that payments have been overpaid,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

by more than five percent (5%) for the period examined, and/or (ii) Product and/or Codexis Enzyme have been sold or transferred to any Third Party in violation of the terms and conditions of this Agreement, in which case Arch shall pay all reasonable costs and expenses incurred by Codexis in the course of making such determination, including the fees and expenses of such accountant.

6.	CONFIDENTIALITY

6.1 In General. Each Party (the “Disclosing Party”) has provided to the other Party (the “Receiving Party”) prior to the Effective Date, and in connection with this Agreement may in the future provide to the other Party, Confidential Information, including but not limited to the Disclosing Party’s know-how, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof.

6.2 Non-Disclosure and Non-Use. The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence, shall not disclose such Confidential Information to any Third Party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. Notwithstanding the previous sentence, the Receiving Party may disclose the Confidential Information of the Disclosing Party to its employees, agents, consultants, and professional, scientific, medical, and legal advisors who have a reasonable need to know such Confidential Information; provided that any such person to whom disclosure is made is bound by obligations of non-disclosure and non-use no less restrictive then those set forth herein. The Receiving Party shall take the same degree of care that the Receiving Party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

6.3 Exceptions. The obligations of non-disclosure and non-use under Section 6.2 will not apply as to particular Confidential Information of a Disclosing Party to the extent that such Confidential Information: (a) is at the time of receipt, or thereafter becomes, through no fault of the Receiving Party, published or publicly known or available; (b) is known by the Receiving Party or its Affiliates at the time of receiving such information, as evidenced by records; (c) is hereafter furnished to the Receiving Party or its Affiliates by a Third Party without breach of a duty to the Disclosing Party; or (d) is independently discovered or developed by the Receiving Party or its Affiliates without use of, application of, access to, or reference to Confidential Information of the Disclosing Party, as evidenced by records.

6.4 Disclosure Required by Law. Disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order of a court or other governmental body or (b) is required by law or regulation; provided, however, that the Receiving Party shall first have given reasonable prior notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the Disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.5 Remedies. The Receiving Party agrees that its obligations under this Article 6 are necessary and reasonable to protect the Disclosing Party’s business interests and that the unauthorized disclosure or use of Confidential Information of a Disclosing Party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Article 6, the Disclosing Party may have no adequate remedy at law and, accordingly, that the Disclosing Party will have the right to seek an immediate injunction enjoining any breach or threatened breach of this Article 6, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

6.6 Agreement Terms; Press Release. The terms and conditions of this Agreement shall be Confidential Information of the Parties, and subject to the terms of this Article 6. Notwithstanding the foregoing, upon or after the execution of this Agreement, the Parties shall issue a press release in a form and manner acceptable to each other.

6.7 Survival. All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Article 6 shall survive expiration or termination of this Agreement and continue in full force and effect for a period of seven (7) years after the effective date of such expiration or such termination.

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations and Warranties of Codexis. Codexis hereby represents and warrants that as of the Effective Date:

7.1.1 Codexis is a corporation organized under the laws of India and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

7.1.2 Codexis has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained; and

7.1.3 To the knowledge of Codexis, there is no material impediment that would prevent, preclude, or otherwise inhibit its ability to perform its obligations, under this Agreement.

7.2 Representations and Warranties of Arch. Arch hereby represents and warrants that as of the Effective Date:

7.2.1 Arch is a corporation organized under the laws of India and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.2 Arch has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

7.2.3 Arch has obtained all licenses, authorizations, and permissions necessary or requisite in law for the meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

7.2.4 There is no material impediment that would prevent, preclude or otherwise inhibit its ability to perform its obligations under this Agreement; and

7.2.5 Arch’s manufacturing facilities and all manufacturing facilities utilized by it are registered with the appropriate Governmental Authorities and in compliance with all applicable Governmental Authority standards and Applicable Law.

7.3 Covenants of Arch. Arch hereby covenants that:

7.3.1 All Product supplied by Arch hereunder shall (a) conform to the Specification; (b) be free of defects in materials or workmanship under normal use and service and be fit for the purpose for which such Product is intended; (c) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act; (d) be manufactured and supplied in accordance with cGMP; and (e) be manufactured and supplied in accordance with the Quality Agreement;

7.3.2 Arch undertakes to keep all licenses, authorizations, and permissions necessary or requisite in law for the meeting and performing its obligations under this Agreement in full force and effect during the term of this Agreement;

7.3.3 Arch will use Material and Codexis Enzyme solely for the purpose of manufacture of Product and will not supply Material or Codexis Enzyme to any Third Party;

7.3.4 Arch will not supply Product to any Third Party except as otherwise expressly designated in writing by Codexis or its Affiliate;

7.3.5 As long as Arch or its successor is manufacturing Product at the behest of Codexis or its Affiliate, Arch’s manufacturing facilities and all manufacturing facilities utilized by it will be registered with the appropriate Governmental Authorities and in compliance with all applicable Governmental Authority standards and Applicable Law;

7.3.6 Arch will not use the Codexis Enzymes otherwise than as required in the manufacture of Product at the behest of Codexis or its Affiliate;

7.3.7 Arch will use packing for the Product, including without limitation cartons, ship cases, and pallets, of industry standard strength in order to maintain the quality of the Product during normal transportation and storage; and

7.3.8 Arch shall at all times strictly comply with all applicable laws, rules, and regulations from time to time in force including, without prejudice to the generality of the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

foregoing, the provisions of the Drugs & Cosmetics Act 1940, prevailing Drugs Price Control Order, Central Excises Act 1944, The Industries (Development & Regulation) Act, 1951 and labour welfare legislation and the rules, regulations and notifications made or issued thereunder, relating to due and proper performance of its duties and obligations under this Agreement. In the event of Arch committing a breach of this clause, it shall indemnify and keep indemnified Codexis of, from and against all claims, demands, actions, proceedings, fines, penalties and expenses of whatsoever nature made or brought against, sustained or incurred by Codexis and paid for, arising out of or as a result of such breach by Arch.

7.4 For clarity, no right, title, or interest is granted by Codexis to Arch in, to, or under the Codexis Enzymes.

7.5 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY.

8.	INDEMNIFICATION

8.1 Arch Indemnification. Arch shall indemnify, defend, and hold Codexis, and its directors, officers, employees, agents, and Affiliates, harmless from and against all claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (collectively, “Claims”) resulting from or arising out of (a) any material breach by Arch of any of Arch’s representations, warranties, or covenants delivered to Codexis under Article 7, (b) the development, testing, manufacture, use, exportation, storage, handling, transportation, distribution, or any other disposition of any Product made using the Codexis Enzymes by Arch or any Affiliate of Arch, or (c) the imposition of any tax or duty described in Section 5.5 on Codexis or any Affiliate of Codexis; provided, however, that Arch’s indemnification obligations under this Section 8.1 shall not apply (i) to the extent that any such Claim arises out of any breach by Codexis of any of Codexis’ representations or warranties delivered to Arch under Article 7, (ii) to any claim arising out of Codexis’ negligence or willful misconduct, or (iii) to the extent such Claims are the responsibility of Codexis under Section 8.2.

8.2 Codexis Indemnification. Codexis shall indemnify, defend, and hold Arch, and its directors, officers, employees, agents, and Affiliates, harmless from and against all Claims resulting from or arising out of (a) any material breach by Codexis of any of Codexis’ representations or warranties delivered to Arch under Article 7 or (b) the development, testing, manufacture, use, sale, offer for sale, importation, exportation, storage, handling, transportation, distribution, or any other disposition of any Product by Codexis or any Affiliate of Codexis; provided, however, that Codexis’ indemnification obligations under this Section 8.2 shall not apply (i) to the extent that any such Claim arises out of any breach by Arch of any of Arch’s representations, warranties or covenants under Article 7, (ii) to any claim arising out of Arch’s negligence or willful misconduct, or (iii) to the extent such Claims are the responsibility of Arch under Section 8.1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3 Procedure. For purposes of this Article 8, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, or demands by Third Parties or the indemnified Party that may give rise to any Claim for which indemnification may be required under this Article 8; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim, or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, or demand of any Third Party at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim, or demand, the indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such suit, claim, or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

9.	DISPUTE RESOLUTION

9.1 Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 9 shall be the exclusive mechanism for resolving any dispute, controversy, or claim (collectively, “Disputes”) between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

9.2 Arbitration.

9.2.1 Any and all unresolved Disputes, except as set forth in Section 9.3 or Section 9.4, shall be exclusively and finally resolved by binding arbitration.

9.2.2 Any arbitration concerning a Dispute shall be conducted in New York, New York, United States of America, unless otherwise agreed to by the Parties in writing. Each and any arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”), as such Rules may be amended from time to time.

9.2.3 Within ten (10) days after receipt of an arbitration notice from a Party, the Parties shall attempt in good faith to agree on a single neutral arbitrator with relevant industry experience to conduct the arbitration. If the Parties do not agree on a single neutral arbitrator

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

within ten (10) days after receipt of an arbitration notice, each Party shall select one (1) arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator with relevant industry experience to constitute a panel of three (3) arbitrators to conduct the arbitration in accordance with the Rules. In the event that only one of the Parties selects an arbitrator, then such arbitrator shall be entitled to act as the sole arbitrator to resolve the Dispute or any all unresolved issues subject to the arbitration. Each and every arbitrator of the arbitration panel conducting the arbitration must and shall agree to render an opinion within twenty (20) days after the final hearing before the panel.

9.2.4 The decision or award of the arbitrator(s) shall be final, binding, and incontestable and may be used as a basis for judgment thereon in any jurisdiction. To the full extent permissible under Applicable Law, the Parties hereby expressly agree to waive the right to appeal from the decision of the arbitrator(s), there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrator(s), and the Parties shall not dispute nor question the validity of such decision or award before any regulatory or other authority in any jurisdiction where enforcement action is taken by the Party in whose favor the decision or award is rendered, except in the case of fraud. The arbitrator(s) shall, upon the request of any Party, issue a written opinion of the findings of fact and conclusions of law and shall deliver a copy to each of the Parties. Each Party shall bear its own costs and attorney’s fees, and the Parties shall equally bear the fees, costs, and expenses of the arbitrator(s) and the arbitration proceedings; provided, however, that the arbitrator(s) may exercise discretion to award costs, including attorney’s fees, to the prevailing Party. Without limiting any other remedies that may be available under applicable law, the arbitrator(s) shall have no authority to award provisional remedies of any nature whatsoever, or punitive, special, consequential, or any other similar form of damages.

9.3 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

9.4 Patent Disputes. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of one or more patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the patent or patents in question.

9.5 Confidentiality. All proceedings and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 6 of this Agreement.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until [*], unless and until terminated at an earlier date in accordance with Section 10.2, Section 10.3, or Section 10.4 (the “Term”).

10.2 Termination upon Notice. Codexis may, at its sole discretion, terminate this Agreement at any time upon six (6) months’ written notice to Arch.

10.3 Termination for Insolvency. To the extent permitted under Applicable Law, a Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days, (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets, (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (d) an assignment by the other Party for the benefit of creditors, or (e) the dissolution or liquidation of the other Party.

10.4 Termination for Cause.

10.4.1 If a Party materially breaches any term or condition of this Agreement, the other Party may notify the breaching Party in writing of such breach, setting forth the nature of the breach in reasonable detail. If the breaching Party fails to cure such breach within [*] after the receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate this Agreement effective immediately upon a second written notice to the breaching Party.

10.4.2 Notwithstanding Section 10.4.1, if Arch materially breaches any covenant contained in Section 7.3, Codexis shall have the right, but not the obligation, to terminate this Agreement effective immediately upon written notice to Arch.

10.5 Effect of Expiration or Termination.

10.5.1 Expiration of this Agreement for any reason shall not release any Party from any obligation that has accrued prior to the effective date of such expiration.

10.5.2 Upon expiration or termination of this Agreement for any reason, Arch shall cease use of all Codexis Enzymes.

10.5.3 Termination of this Agreement for any reason shall not (a) release any Party from any obligation that has accrued prior to the effective date of such termination (including the obligation to pay amounts accrued and due under this Agreement prior to the termination date but which are unpaid or become payable thereafter), (b) preclude any Party

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from claiming any other damages, compensation, or relief that it may be entitled to upon such termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination.

10.5.4 Upon expiration or termination of this Agreement by Codexis for any reason, each Party shall promptly return, or destroy and provide written certification of such destruction, any and all Confidential Information of the other Parties in such first Party’s possession or control at the time of such termination.

10.6 Survival. Articles 1, 5, 6, 8, 9, and 11 and Sections 3.5, 7.3, 7.4, 7.5, 10.5, and 10.6 shall survive expiration or termination of this Agreement, as applicable.

11.	MISCELLANEOUS

11.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable request of the other Party (a) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement; (b) execute, and deliver or cause to be delivered, all assignments, consents, documents or further instruments of transfer or license; and (c) take or cause to be taken all other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.2 Limitation of Liability. EXCEPT WITH RESPECT TO UNAUTHORIZED EXPLOITATION OF CODEXIS’ INTELLECTUAL PROPERTY RIGHTS OR BREACH OF THE CONFIDENTIALITY OBLIGATION UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF THE OTHER PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

11.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of India.

11.4 Force Majeure. No Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided that the affected Party notifies the unaffected Party as soon as reasonably possible and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event; and provided further that no such delay or failure in performance shall continue for more than three (3) months. In the event that a delay or failure in performance by a Party under this Section 11.4 continues longer than three (3) months, the other Party may terminate this Agreement in accordance with the terms and conditions of Section 10.4.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5 Independent Contractors.

11.5.1 Nothing in this Agreement shall constitute or be deemed to or is intended to constitute Arch as an agent of Codexis. It is hereby expressly agreed and declared that Arch shall not at any time:

a. enter into a contract in the name of or purporting to be made on behalf of Codexis unless to the extent as may be authorized under any agreement entered into between the Parties;

b. by any act, pledge the credit of Codexis or impose or attempt to impose any contractual obligations on Codexis; and

c. either in its own office, factories or depots or on invoices, bill heads or letter papers or any other place or by any other means, oral or written, make any statement to the effect or representation calculated or liable to induce others to believe that it is the agent of Codexis.

11.5.2 Arch shall not, except with the prior written approval of Codexis, sub-contract or delegate to any other person, firm or company the whole or any part of the manufacture or packing of the Product under this Agreement or assign any of its rights, duties or obligations thereunder. Arch shall continue to be liable to Codexis in respect of its obligations under this Agreement not withstanding such sub-contract or delegation.

11.5.3 Nothing contained herein shall be deemed to constitute a partnership between the Parties.

11.6 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a Third Party without the prior written consent of the other Parties hereto. Notwithstanding the foregoing, Codexis shall have the right to transfer or assign its rights and obligations under this Agreement, without consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by operation of law, sale, merger, or otherwise in a manner such that Codexis will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. Any assignment not in conformance with this Section 11.6 shall be null, void, and of no legal effect.

11.7 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Arch:	Arch Pharmalabs Limited
H wing, 4th Floor
Tex Centre
Off Saki Vihar Road
Chandivali, Mumbai- 400072
India
Attn: [*]
Facsimile: [*]

If to Codexis:	Codexis Laboratories India Private Limited
G-01, Prestige Loka
7/1 Brunton Road
Bangalore – 560 025, India
Attn: [*]
Facsimile:

11.8 Severability. If any provision of any provision of this Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to any Party. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to any Party, the Parties shall modify such provision in accordance with Section 11.9 to obtain a legal, valid, and enforceable provision and provide an economic benefit to the Parties that most nearly effects the Parties’ intent on entering into this Agreement.

11.9 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by each Party. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

11.10 Entire Agreement. The Parties acknowledge that this Agreement, including the exhibit attached hereto sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement, or explain any term(s) used in this Agreement.

11.11 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.12 Interpretation.

(a) Captions and Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular and Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections, and Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such section; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against any Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their respective duly authorized representatives as of the Effective Date.

CODEXIS LABORATORIES INDIA PRIVATE LIMITED
(“Codexis”)

By:	/s/ Alan Shaw
Name:	Alan Shaw
Title:	Director

ARCH PHARMALABS LIMITED
(“Arch”)

By:	/s/ Ajit Kamath
Name:	Ajit Kamath
Title:	CMD

[Signature Page of Supply Agreement]

Exhibit A

Direct Manufacturing Costs

“Direct Manufacturing Costs” shall mean, with respect to Product (in bulk, vialed or finished form, as the case may be) for successful and failed lots, the sum of the following:

A. The amounts paid by Arch to Codexis or a Third Party for (i) providing the chemical and biological substances required for the manufacture of the Product (for purposes of this Exhibit A, collectively, the “Raw Materials”) and packaging materials for producing such Product, (ii) manufacturing, filling, and/or finishing such Product or any component thereof, (iii) distributing, transporting, storing, and insuring such Product, and (iv) testing such Product, including with respect to the foregoing, all sales and excise taxes and customs duty charges imposed by governmental authorities with respect thereto to the extent actually paid by Arch and not reimbursed, credited, or refunded by a Third Party. For clarity, all duties and taxes that are available as a credit to Arch against its output tax liability, such as excise duty or VAT, shall be excluded from the determination of the amount of Direct Manufacturing Costs;

B. Direct expenses, which include those material, labor, and service expenses captured in time sheets and invoices, that are specific for such Product. Direct material expenses shall mean cost of Raw Materials, filters, manufacturing supplies, solvent, containers, container components, packaging, labels, and other printed materials used in production. Direct labor expenses shall mean [*] for personnel directly involved in manufacturing Product. Direct services expenses shall mean actual out-of-pocket payments to Third Parties for services required in the manufacture of Product; and

C. Utilities costs (including electricity, water, sewer, waste disposal and water treatment) that are directly attributable to the manufacture of Product.

Allocated costs, such as management time, factory administrative expenses (such as security, finance functions, house keeping, etc.) shall be excluded from Direct Manufacturing Costs.

In addition, in the event that Codexis purchases an aggregate of more than [*] of Product in a consecutive twelve (12) month period, the Direct Manufacturing Cost thereafter shall include the depreciation costs over a five (5) year period for equipment purchased by Arch to the extent such equipment is necessary to enable Arch to fulfill orders for Product in excess of [*] per year.

All such amounts, costs, and expenses shall be calculated in accordance with GAAP, consistently applied, for example, across other Arch products; provided that in no event shall any expense be double-counted or included in Direct Manufacturing Costs if such expense has already been accounted for elsewhere.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit B

Initial Period Manufacturing Costs

“Initial Period Manufacturing Costs” shall mean, with respect to Product (in bulk, vialed or finished form, as the case may be) for successful and failed lots, the sum of the following:

A. The amounts paid by Arch to Codexis or a Third Party for (i) providing the chemical and biological substances required for the manufacture of the Product (for purposes of this Exhibit B, collectively, the “Raw Materials”) and packaging materials for producing such Product, (ii) manufacturing, filling, and/or finishing such Product or any component thereof, (iii) distributing, transporting, storing, and insuring such Product, and (iv) testing such Product, including with respect to the foregoing, all sales and excise taxes and customs duty charges imposed by Governmental Authorities with respect thereto to the extent actually paid by Arch and not reimbursed, credited, or refunded by a Third Party. For clarity, all duties and taxes that are available as a credit to Arch against its output tax liability, such as excise duty or VAT, shall be excluded from the determination of Initial Period Manufacturing Costs;

B. Direct expenses, which include those material, labor, and service expenses captured in time sheets and invoices, that are specific for such Product. Direct material expenses shall mean cost of Raw Materials, filters, manufacturing supplies, solvent, containers, container components, packaging, labels, and other printed materials used in production. Direct labor expenses shall mean [*] for personnel directly involved in manufacturing Product. Direct services expenses shall mean actual out-of-pocket payments to Third Parties for services required in the manufacture of Product;

C. Indirect expenses, which include [*]. Indirect expenses can include [*], but excluding [*] used to manufacture Product; and

D. Overhead costs are direct and indirect manufacturing costs with respect to Product [*]. Such overhead costs include:

i. [*]; and

ii. [*].

Notwithstanding anything to the contrary, combined indirect costs set forth in Paragraph C and overhead costs set forth in Paragraph D shall not amount to greater than [*] of total Initial Period Manufacturing Costs.

Allocated costs, such as management time, factory administrative expenses (such as security, finance functions, house keeping, etc) shall be excluded from Initial Period Manufacturing Costs.

All such amounts, costs, and expenses shall be calculated in accordance with GAAP, consistently applied, for example, across other Arch products; provided that in no event shall any expense be double-counted or included in Initial Period Manufacturing Costs if such expense has already been accounted for elsewhere.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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